Exhibit 99

Dillard’s, Inc. Reports Third Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--November 10, 2016--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 39 weeks ended October 29, 2016. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Third Quarter Results

Dillard’s reported net income for the 13 weeks ended October 29, 2016 of $22.8 million, or $0.67 per share, compared to net income of $45.7 million, or $1.19 per share, for the prior year third quarter. Included in net income for the prior year third quarter is a net after-tax credit of $6.0 million ($0.16 per share) related to the sale of three store locations.

Net sales for the 13 weeks ended October 29, 2016 and for the 13 weeks ended October 31, 2015 were $1.366 billion and $1.435 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended October 29, 2016 were $1.323 billion and $1.382 billion for the 13-week period ended October 31, 2015. Total merchandise sales decreased 4% for the 13-week period ended October 29, 2016. Sales in comparable stores for the period decreased 4%. Although all categories declined, better performing categories relative to the total trend were home and furniture, juniors' and children's apparel, ladies' apparel and men's clothing and accessories. Weaker performing categories were ladies' accessories and lingerie, cosmetics and shoes. Sales were strongest in the Western region, followed by the Central and Eastern regions, respectively.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "Our sales decline continued to weigh heavily on profitability during the third quarter. As we work through this tough time, we are focused on improving customer experience through attracting and maintaining premium brands while providing exceptional service. Shareholder return remains a priority, and we returned $55 million of cash to shareholders through share repurchase and dividends."

39-Week Results

Dillard’s reported net income for the 39 weeks ended October 29, 2016 of $112.3 million, or $3.24 per share, compared to net income of $185.3 million, or $4.65 per share, for the prior year 39-week period. Included in net income for the prior year-to-date period is a net after-tax credit of $6.0 million ($0.15 per share) related to the sale of three store locations.

Net sales for the 39 weeks ended October 29, 2016 and for the 39 weeks ended October 31, 2015 were $4.321 billion and $4.522 billion, respectively. Total merchandise sales for the 39-week period ended October 29, 2016 were $4.175 billion and $4.368 billion for the 39-week period ended October 31, 2015. Total merchandise sales decreased 4% for the 39-week period ended October 29, 2016. Sales in comparable stores for the period also decreased 5%.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 100 basis points of sales for the 13 weeks ended October 29, 2016 compared to the prior year third quarter. Consolidated gross margin for the 13 weeks ended October 29, 2016 declined 73 basis points of sales compared to the prior year third quarter. Inventory decreased 2% at October 29, 2016 compared to October 31, 2015.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $410.5 million (30.1% of sales) and $412.7 million (28.8% of sales) during the 13 weeks ended October 29, 2016 and October 31, 2015, respectively. Decreases in several expense categories, notably advertising and services purchased, were partially offset by increased payroll and insurance expense.

Share Repurchase

During the 13 weeks ended October 29, 2016, the Company purchased $53.1 million (0.9 million shares) of Class A Common Stock under its $500 million share repurchase program. As of October 29, 2016, authorization of $334.4 million remained under the program. Total shares outstanding (Class A and Class B Common Stock) at October 29, 2016 and October 31, 2015 were 33.5 million and 37.5 million, respectively.

Store Information

In October, Dillard's opened a replacement store in Four Seasons Town Centre in Greensboro, North Carolina.

At October 29, 2016, the Company operated 271 Dillard’s locations and 23 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at October 29, 2016 was 49.6 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				39 Weeks Ended
	October 29, 2016		October 31, 2015		October 29, 2016		October 31, 2015
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,365.6	100.0%	$1,434.7	100.0%	$4,321.3	100.0%	$4,521.9	100.0%
Service charges and other income	40.9	3.0	38.2	2.7	112.7	2.6	115.2	2.5
	1,406.5	103.0	1,472.9	102.7	4,434.0	102.6	4,637.1	102.5

Cost of sales	878.9	64.4	912.9	63.6	2,810.8	65.0	2,893.7	64.0
Selling, general and administrative expenses	410.5	30.1	412.7	28.8	1,204.1	27.9	1,220.6	27.0
Depreciation and amortization	60.7	4.4	65.7	4.6	181.9	4.2	187.2	4.1
Rentals	5.7	0.4	5.8	0.4	17.5	0.4	17.3	0.4
Interest and debt expense, net	15.6	1.1	14.9	1.0	47.3	1.1	44.8	1.0
Gain on disposal of assets	—	0.0	9.4	0.7	0.9	0.0	9.5	0.2
Income before income taxes and income on and equity in earnings of joint ventures	35.1	2.6	70.3	4.9	173.3	4.0	283.0	6.3
Income taxes	12.3		25.0		61.0		98.6
Income on and equity in earnings of joint ventures	—	0.0	0.4	0.0	—	0.0	0.9	0.0
Net income	$22.8	1.7%	$45.7	3.2%	$112.3	2.6%	$185.3	4.1%

Basic and diluted earnings per share	$0.67		$1.19		$3.24		$4.65
Basic and diluted weighted average shares	34.0		38.3		34.7		39.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	October 29, 2016	October 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$80.5	$100.1
Accounts receivable	42.5	47.1
Merchandise inventories	1,902.0	1,933.5
Federal and state income taxes	4.3	—
Other current assets	61.2	70.2
Total current assets	2,090.5	2,150.9

Property and equipment, net	1,825.2	1,976.6
Other assets	268.5	250.9

Total Assets	$4,184.2	$4,378.4

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$1,123.1	$1,094.7
Other short-term borrowings	17.0	126.0
Current portion of long-term debt and capital leases	3.3	3.3
Federal and state income taxes	—	16.6
Total current liabilities	1,143.4	1,240.6

Long-term debt and capital leases	617.5	620.5
Other liabilities	243.2	252.3
Deferred income taxes	243.9	247.8
Subordinated debentures	200.0	200.0
Stockholders' equity	1,736.2	1,817.2

Total Liabilities and Stockholders' Equity	$4,184.2	$4,378.4

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	39 Weeks Ended
	October 29, 2016	October 31, 2015
Operating activities:
Net income	$112.3	$185.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	183.6	188.8
Gain on disposal of assets	(0.9)	(9.5)
Changes in operating assets and liabilities:
Decrease in accounts receivable	4.7	9.4
Increase in merchandise inventories	(529.2)	(559.0)
Increase in other current assets	(13.2)	(22.9)
Decrease in other assets	6.6	1.2
Increase in trade accounts payable and accrued expenses and other liabilities	433.8	374.0
Decrease in income taxes	(71.8)	(84.0)
Net cash provided by operating activities	125.9	83.3

Investing activities:
Purchase of property and equipment	(73.4)	(141.9)
Proceeds from disposal of assets	1.0	19.4
Investment in joint venture	(20.0)	—
Decrease in restricted cash	—	7.3
Net cash used in investing activities	(92.4)	(115.2)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(3.0)	(5.1)
Cash dividends paid	(7.4)	(7.3)
Purchase of treasury stock	(162.5)	(382.5)
Issuance cost of line of credit	—	(2.9)
Increase in short-term borrowings	17.0	126.0
Net cash used in financing activities	(155.9)	(271.8)

Decrease in cash and cash equivalents	(122.4)	(303.7)
Cash and cash equivalents, beginning of period	202.9	403.8
Cash and cash equivalents, end of period	$80.5	$100.1

Non-cash transactions:
Accrued capital expenditures	$7.5	$5.8
Accrued purchase of treasury stock	3.1	—
Stock awards	0.9	0.9
Insurance recoveries	2.8	—
Capital lease transactions	—	9.1

Estimates for 2016
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 28, 2017 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2016	2015
	Estimated	Actual
Depreciation and amortization	$245	$250
Rentals	27	27
Interest and debt expense, net	63	61
Capital expenditures	100	166

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2016, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com